Exhibit 99.1

Aimmune Therapeutics Broadens and Extends Supply Agreement with

Golden Peanut and Tree Nuts for AR101 for Peanut Allergy

— Newly Expanded Global Agreement Secures Exclusive Supply Relationship

through 2033 —

BRISBANE, California, January 10, 2018 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing treatments for potentially life-threatening food allergies, today announced an expansion and extension of its exclusive supply agreement with Golden Peanut and Tree Nuts (Golden), a subsidiary of Archer Daniels Midland Company (ADM), to support the anticipated potential commercialization of AR101. Golden is a leading handler, processor and exporter of peanuts and tree nuts and exclusively supplies the starting material for AR101, Aimmune’s investigational biologic oral immunotherapy (OIT) for desensitization of patients with peanut allergy. AR101 is currently in Phase 3 clinical trials, with pivotal topline data expected in February.

The expanded agreement secures Aimmune’s exclusive global use of the starting material of AR101 for the oral treatment of peanut allergy for 10 years, with an option to extend the agreement up to an additional five years, through 2033. Further, it gives Aimmune exclusive access to additional Golden products that could be developed into peanut oral immunotherapies. As part of the agreement, Aimmune has granted ADM a 300,000-share equity stake in Aimmune.

“We’re honored and delighted to strengthen our alliance with Golden Peanut,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “As drug developers, we have a responsibility to thoroughly secure our supply chain, and this exclusive agreement, with the largest and most established supplier in the industry, fulfills that very well. Golden Peanut shares our mission to protect people with peanut allergies and has been a great partner for ensuring that we have a consistent, stable, reliable source for our clinical trials and our potential future commercial requirements.”

The batch-to-batch consistency of the AR101 starting material Aimmune receives from Golden is an essential component of the AR101 manufacturing process, as Aimmune controls for both the quantity of peanut protein and the relative concentrations of key peanut proteins in the final drug product. Additionally, the Golden peanut production process takes place in a peanut-only environment, from field to shipment. This is an important safeguard for Aimmune’s manufacture of an investigational peanut allergy treatment that is free from other common food allergens, such as tree nuts, as some people with peanut allergy are allergic to tree nuts as well.

“From the beginning of Golden’s involvement with Aimmune, our companies have been aligned in wanting to see a successful treatment to protect people with peanut allergy,” said Greg Mills, President, Golden Peanut and Tree Nuts. “We are proud that our high-quality products and processes can be part of a potential solution, and we are excited to deepen our relationship with Aimmune in support of helping peanut allergy patients.”

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for potentially life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4–17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

About Golden Peanut and Tree Nuts

Golden Peanut and Tree Nuts, a subsidiary of Archer Daniels Midland Company, is a leading handler and processor of peanuts and tree nuts. Headquartered in Alpharetta, Georgia, the company has 13 processing facilities in the United States and one in Argentina. In South Africa, Golden Peanut is the majority owner of peanut processing plants in Hartswater, Hoopstad and Jan Kempdorp, and is 51-percent owner of pecan processor and marketer GPC Pecan S.A.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding the potential benefits of the expanded and extended supply agreement with Golden Peanut Company for the starting material for AR101; the ability of Golden Peanut Company to supply batch-to-batch consistency of the starting material for AR101; the potential benefits of AR101; and Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com